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                                                       Exhibit 21 - Subsidiaries

                    CONE MILLS CORPORATION AND SUBSIDIARIES

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
                                                                     Percentage
                                                     State or        of Voting
                                                  Jurisdiction of    Securities
Name                              Address          Incorporation       Owned
----                         ----------------- --------------------- ----------
Cone Mills (Mexico), S.A.
 de C.V.                     Mexico City       Mexico, D.F.             100%
Comercializadora Cone
 Mills, S.A. de C.V.         Mexico City       Mexico, D.F.             100
Distribuidora CMUSA S.A. de
 C.V.                        Mexico City       Mexico, D.F.             100
Cone Mills (Europe) S.A.     Zavantem, Belgium Brussels, Belgium        100
Cone Singapore, PTE., Ltd.   Singapore         Republic of Singapore    100
Cone Foreign Sales
 Corporation                 Greensboro, NC    Barbados                 100
Cone Mills International
 Corporation                 Greensboro, NC    North Carolina           100
Cone Global Finance Corp.    San Francisco, CA California               100
CIPCO, S.C., Inc.            Carlisle, SC      Delaware                 100
Cornwallis Development Co.   Greensboro, NC    North Carolina           100
Boelas Pipeline Corporation  Greensboro, NC    Louisiana                100
Cliffside Railroad Company   Cliffside, NC     North Carolina            98
House 'N Home Fabrics and
 Draperies, Inc.             New York, NY      New York                 100
Cone Receivables, LLC        Greensboro, NC    Delaware                 100
Cone Foreign Trading LLC     Greensboro, NC    North Carolina           100

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